CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-94296) of Bell Sports Corp. of our report dated June 18, 1998 appearing on page 1 of the Financial Statements of the Bell Sports Corp. Employees' Retirement and 401(k) Plan for the year ended December 31, 1997 included in this Form 11-K.




PRICE WATERHOUSE LLP
Hartford, Connecticut
June 23, 1998